Exhibit B

TAOMEE HOLDINGS LIMITED

OFFER TO EXCHANGE SHARE OPTIONS FOR REPLACEMENT RESTRICTED SHARES

EXPIRES 11:59 P.M., BEIJING TIME, March 29, 2012

OFFERING CIRCULAR

Taomee Holdings Limited (“Taomee,” “we,” “our” or “us”) is offering our eligible directors and employees the right to exchange vested and unvested outstanding options to purchase ordinary shares of Taomee, par value $0.00002 per share (the “Shares”) under the 2010 Share Incentive Plan, (the “Share Incentive Plan”) for restricted Shares. This offer is referred to as the “Offer.” The terms and conditions of the Offer and the right to receive restricted Shares are described in this offering circular (this “Offering Circular”).

It is important that you read the detailed terms and conditions of the Offer that are contained in the “Terms of the Offer” section in this Offering Circular. Also be sure to carefully read the “Risk Factors” section in this Offering Circular. Capitalized terms used in this Offering Circular are defined in this Offering Circular.

The date of this Offering Circular is March 16, 2012.

This Offer will expire at 11:59 p.m., Beijing time, on March 29, 2012,

unless we extend the expiration date.

SUMMARY OF OFFER EXPIRING ON MARCH 29, 2012

The following is a summary of some of the key terms and conditions of the Offer. It is important that you read the detailed terms and conditions and related risks of the Offer that are contained in the “Terms of the Offer” section in this Offering Circular.

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Reasons for the Offer. Our American Depository Shares (“ADSs”) are traded on the New York Stock Exchange (“NYSE”) under the symbol “TAOM”, and each ADS represents 20 Shares. We granted our directors and employees share options to purchase our Shares under our Share Incentive Plan. Due to current economic conditions and the decline in the market price of our ADSs, the outstanding share options held by our directors and employees have exercise prices that are substantially higher than the current market price for an equivalent number of our ADSs. These options are commonly referred to as being “underwater.” To continue to provide you with the right incentives through share options, our Board of Directors approved this option exchange program. This Offer is completely voluntary and you do not have to accept the Offer.

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Persons eligible for the Offer. You must be a director or employee of Taomee or one of its affiliates holding Eligible Options (defined below) as of February 24, 2012 in order to participate in the Offer.

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Options eligible for the Offer. Outstanding unexercised vested and unvested share options held by eligible participants that are granted under our Share Incentive Plan between January 2011 and May 2011 are eligible to be exchanged for the right to receive restricted Shares. These options are referred to as your “Eligible Options.” You may not elect to tender only a portion of your Eligible Options. That is, you must accept or reject the Offer as to all of your Eligible Options. Partial tenders are not permitted.

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Grant of Replacement Restricted Shares. If you accept the Offer, your Eligible Options will terminate on the first business day after the date the Offer expires and you will be granted restricted Shares from us on that date. These restricted Shares are referred to as your “Replacement Restricted Shares.”

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Number of Replacement Restricted Shares. The intent of this Offer is for the fair value of the Replacement Restricted Shares you receive to reflect the fair value of the Eligible Options you tender for exchange. The number of Replacement Restricted Shares issued in exchange for tendered Eligible Options will be determined based upon an exchange ratio. The exchange ratio represents the number of Replacement Restricted Shares that will be issued in exchange for each Share underlying the tendered Eligible Option that will be cancelled in exchange for such Replacement Restricted Shares.

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Other terms and conditions of Replacement Restricted Shares. Replacement Restricted Shares issued in exchange for tendered Eligible Options will have the same vesting terms as the Eligible Options they replace. The Replacement Restricted Shares will be granted pursuant to our Share Incentive Plan and, accordingly, will be governed by the terms and conditions of the Share Incentive Plan and a replacement award agreement evidencing the Restricted Shares.

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When does the Offer expire? The Offer will expire at 11:59 p.m., Beijing time, on March 29, 2012. We may however, extend the Offer. If you want to accept the Offer, we must receive your election form before the expiration time of the Offer, otherwise you will be deemed to have rejected the Offer.

Participation in this Offer is completely voluntary, and there are no penalties for electing not to participate. If you chose not to participate, you will not receive any Replacement Restricted Shares, and your Eligible Options will remain unchanged and in effect according to their terms and conditions.

You should have an election form that we gave you along with this Offering Circular (your “Election Form”). You should also have:

•	a copy of our Share Incentive Plan, and

•	a copy of each written option agreement that has been signed by Taomee and evidences each of your option grants under our Share Incentive Plan (your “Option Agreements”).

A copy of the Share Incentive Plan is also available at

http://www.sec.gov/Archives/edgar/data/1507051/000119312511143622/dex102.htm

It is important for you to have these documents available and be able to refer to them as you read this Offering Circular and decide whether you want to accept the Offer.

IMPORTANT

If you want to participate in this Offer, before this Offer expires you must complete and sign the Election Form that we have provided to you and deliver the properly executed Election Form to us according to the instructions contained therein.

To inform yourself about this Offer, you should:

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read this entire document, your Election Form, your Option Agreements, the form Restricted Share Award Agreement attached as the Annex hereto (the “Restricted Share Award Agreement”), your Individual Option Statement that was prepared for you, and our Share Incentive Plan as these documents contain important information; and

•	call or send an email to Zoey Chang at +86 21 6128 0056 ext. 8656 or zoey@taomee.com, if you have questions or need another copy of this document or any of the other documents listed above.

We are making this Offer upon the terms and conditions described in this Offering Circular and the Offer is not conditioned on any minimum number of options being exchanged or number of eligible participants electing to participate. No government authority has approved or disapproved of these securities or passed upon the accuracy or adequacy of this Offer. Any representation to the contrary is a criminal offense.

ALTHOUGH OUR COMPENSATION COMMITTEE AND BOARD OF DIRECTORS HAVE APPROVED THIS OFFER, NEITHER WE NOR OUR COMPENSATION COMMITTEE OR BOARD OF DIRECTORS MAKE ANY RECOMMENDATION AS TO WHETHER OR NOT YOU SHOULD TENDER YOUR ELIGIBLE OPTIONS FOR EXCHANGE. YOU MUST MAKE YOUR OWN DECISION WHETHER TO TENDER YOUR ELIGIBLE OPTIONS.

You should only rely on the information contained in this Offering Circular, as it may be amended from time to time. You should not assume that the information provided in this Offering Circular is accurate as of any date other than the date as of which it is shown or, if no date is otherwise indicated, the date of this Offering Circular. This Offering Circular summarizes various documents and other information. These summaries are qualified in their entirety by reference to the documents and information to which they relate. We have not authorized anyone to provide you with different information. We are not making an offer in any jurisdiction where the offer is not permitted. However, we may, at our sole discretion, take any actions necessary for us to make the Offer to option holders in any of these jurisdictions.

If you have any questions about the impact of the Offer on your financial status, you should consult your personal financial advisor.

TERMS OF THE OFFER

The precise terms and conditions of the Offer are contained in the responses to the following questions.

•	Background and Reasons for the Offer: Question 1

•	Risks of the Offer: Question 2

•	The Offer: Questions 3 through 16

•	Description of Terms and Conditions of Replacement Restricted Shares: Questions 17 through 20

•	Other Provisions; Administration: Questions 21 through 24

Capitalized terms not otherwise defined in this Section have the meanings given to those terms elsewhere in this Offering Circular.

BACKGROUND AND REASONS FOR THE OFFER This section generally describes why we are making the Offer and answers some questions that you may have regarding the general structure of the Offer.

1.	Why is Taomee making the Offer?

We are making the Offer because we believe that your options no longer provide the incentives we had intended. Our ADSs are traded on the NYSE, and each ADS represents 20 Shares. We granted our directors and employees share options to purchase our Shares under our Share Incentive Plan. Due to the current economic conditions and the decline in the market price of our ADSs, the outstanding share options held by our directors, employees and consultants have exercise prices that are substantially higher than the current market price for an equivalent number of our ADSs. These options are commonly referred to as being “underwater.” We are making the Offer on a voluntary basis to allow our directors and employees to choose whether to keep their current options at their current exercise prices, or to cancel those options in exchange for the grant of Replacement Restricted Shares. We are not required to make the Offer.

The Offer gives you an opportunity to receive Replacement Restricted Shares. We believe that, under the circumstances, this is the most efficient way to incentivize our directors and employees.

RISKS OF THE OFFER

This section generally describes some of the potential risks of the Offer.

2.	What are the potential risks of the Offer?

The Offer involves some potential risks and uncertainties. Therefore, it is important that you read all of the details, terms and conditions contained in this Offering Circular so that you can make an informed decision as to whether to accept the Offer.

The Replacement Restricted Shares could have a lower value than your Eligible Options. If you elect to participate in the Offer, for each Eligible Option you tender for exchange you will receive a number of Replacement Restricted Shares determined by multiplying the number of Shares underlying the Eligible Option you tender for exchange by the exchange ratio applicable to that option. If the price of our ADSs increases substantially above the exercise price of your Eligible Option after the date on which your Eligible Option is cancelled, that cancelled Eligible Option might prove to have been worth more than the Replacement Restricted Shares that you receive in exchange for it. In light of this risk of tendering, you may be better off keeping your Eligible Option rather than accepting the Offer.

In addition, you should consult with your own tax advisor to determine the tax consequences of acceptance or rejection of the Offer.

THE OFFER

This section describes the terms of the Offer, including the deadline for accepting the Offer, eligibility rules, how to accept the Offer, which options may be tendered in the Offer, and other terms and conditions of the Offer.

3.	What is the deadline (expiration time) for the Offer?

If you want to accept the Offer, the deadline for us to receive your Election Form is 11:59 p.m., Beijing time, on March 29, 2012, unless we, in our sole discretion, extend the Offer. This date is referred to in this Offering Circular as the “Expiration Date.”

If we do not receive your Election Form before that deadline, you will not be allowed to participate in the Offer.

4.	Who is eligible to participate in the Offer?

You are eligible to participate in the Offer only if you are a holder of one or more Eligible Options and a director or employee of Taomee or any one of its affiliates as of February 24, 2012.

5.	Are the terms and conditions of this Offer the same for everyone?

Yes. The terms and conditions of this Offer apply to all directors and employees of Taomee and its affiliates who hold Eligible Options.

6.	What options may I tender/exchange in the Offer?

You may only exchange your “Eligible Options.” Eligible Options are outstanding unexercised vested and unvested share options held by eligible participants that were granted under our Share Incentive Plan between January 2011 and May 2011. You may not elect to tender only a portion of your Eligible Options. That is, you must accept or reject the Offer as to all of your Eligible Options. Your Individual Option Statement that we provided to you along with this Offering Circular sets forth a list of your Eligible Options and the number of Shares underlying each Eligible Option.

7.	How may I accept the Offer?

Read Offering Circular and Other Documents. To accept the Offer, you should first review this Offering Circular and the documents referred to in this Offering Circular.

Complete, Sign and Date Election Form. You should then complete, sign and date the Election Form. If you want to accept the Offer, you must indicate on the Election Form that you accept the Offer and agree to the terms and conditions of the Offer.

Return Election Form. You should then mail, email or hand deliver the completed, signed and dated Election Form to Taomee at the following address for receipt prior to 11:59 p.m., Beijing time, on March 29, 2012, or any later expiration time to which the Offer has been extended:

16/F, Building No. A-2, No. 1528 Gumei Road, Xuhui District

Shanghai 200233

People’s Republic of China

zoey@taomee.com

We cannot accept Election Forms by any other means of delivery other than those means identified above. The method by which you deliver the signed Election Form to Taomee is at your option and risk and delivery will be effective only when the Election Form is actually received by us. You should allow sufficient time to ensure timely delivery. If we do not receive a valid Election Form from you prior to the deadline described in the response to Question 3 above, you will be deemed to have rejected the Offer.

Neither we nor any other person is obligated to give you notice of any defects or irregularities in any Election Form, nor will we incur any liability for failure to give any such notice. We will determine, in our discretion, all questions as to the Election Form and validity, including time of receipt, of elections. Our determination of these matters will be final and binding.

Other. If the Election Form is signed by trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity, such persons should so indicate when signing and submit evidence satisfactory to Taomee of their authority to act in this capacity.

Your election to accept or reject the Offer will become irrevocable upon the receipt and acceptance of the Election Form by Taomee. Be sure to read your Election Form. The effectiveness of any election that you may make to accept the Offer is subject to the eligibility conditions described in the response to Question 4 above.

Your election to participate in the Offer pursuant to the terms and conditions described in this Offering Circular constitutes your acceptance of the terms and conditions of the Offer. Our acceptance for cancellation of the Eligible Options that you tender will constitute a binding agreement between you and us on the terms and subject to the conditions of this Offering Circular.

You are responsible for the method of delivery of your Election Form and ensuring that we receive your Election Form before the expiration time of the Offer. You should allow sufficient time to ensure timely delivery of your Election Form. If you miss the deadline, you will not be allowed to participate in the Offer.

8.	Can I choose which options I want to tender?

No. The Offer is being made on an “all or nothing” basis, which means that if you accept the Offer you must accept it as to all of your Eligible Options. You may not elect to tender only a portion of your Eligible Options.

9.	Can I tender options that I have already exercised?

No. The Offer applies only to the portions of your Eligible Options that are unexercised and outstanding as of Expiration Date. It does not apply in any way to Shares that you purchased by exercising options or to any portion of an Eligible Option that you exercise before the Expiration Date.

If you have exercised an Eligible Option in its entirety, that option is no longer outstanding and is therefore not included in the Offer. However, if you have exercised an Eligible Option in part, the remaining outstanding unexercised portion of the option grant is included in the Offer and may be tendered in the exchange.

10.	Do I have to pay money or taxes if I accept the Offer?

You must pay the par value of $0.00002 per share of the Replacement Restricted Shares that you receive pursuant to the Offer and such payment must be made no later than the time you sell such Replacement Restricted Shares. In addition, you should consult with your own tax advisor to determine the tax consequences of acceptance or rejection of the Offer. We will pay the expenses of administering the Offer.

11.	What if I change my mind?

Your election to accept or reject the Offer will become irrevocable upon the receipt and acceptance of the Election Form by us. We will rely on the first Election Form that we have received before the expiration time of the Offer. You cannot change or withdraw your election once you have submitted the Election Form unless we have modified the Offer in a material manner.

12	Do I have to register with the State Administration of Foreign Exchange, or SAFE, or its local counterpart if I accept the offer?

Yes. On March 28, 2007, SAFE promulgated the Processing Guidance on Foreign Exchange Administration for Domestic Individuals Participating in Employee Stock Ownership Plans or Stock Option Plans of Overseas-Listed Companies, or the Stock Option Rule. Under the Stock Option Rule, PRC citizens who are granted stock options by an overseas publicly-listed company are required, through a qualified PRC domestic agent or PRC subsidiary of such overseas publicly-listed company, to register with SAFE and complete certain other procedures. We and our PRC citizen employees and directors participating in our Share Incentive Plan will be subject to the Stock Option Rule after this Offering Circular. Failure to comply with the Stock Option Rule and other relevant rules will subject us or our PRC citizen employees and directors participating in our Share Incentive Plan to fines and other legal or administrative sanctions and impose restrictions on our execution of option plans, including the grant of Replacement Restricted Shares under such plans to our employees and directors.

13.	Can the Offer be modified?

Yes. Prior to the expiration time of the Offer, we may, in our sole discretion, extend, modify or revoke the Offer. We will notify you if the Offer is revoked. You will also be notified (and given an opportunity to change any Election Form that you may have previously submitted) if we modify the Offer in any material manner.

Other than as disclosed elsewhere in this Offering Circular, we are not aware of any jurisdiction where the Offer, the acceptance of the Offer or the grant of Replacement Restricted Shares would violate applicable law. If we become aware of any jurisdiction where the Offer would violate applicable law, we will revoke the Offer in cases where applicable law cannot be satisfied. We may, where necessary, make the grant of Replacement Restricted Shares conditional on any required legal filings or approvals, modify the terms of the Replacement Restricted Shares to the extent necessary to satisfy applicable law, and we may delay the grant of Replacement Restricted Shares in cases where filings or approvals are required and have not been obtained.

14.	What will happen to my Eligible Options if I do not accept the Offer?

Participation in the Offer is entirely voluntary. If you do not accept the Offer, your Eligible Options will remain outstanding in accordance with their terms.

15.	What will happen to my Eligible Options if I accept the Offer?

By signing your Election Form and indicating that you accept the Offer, you agree to the cancellation of your Eligible Options and agree to the provisions of the release set forth in the Election Form. The release will operate as an unconditional release by you and your trustees, executors, administrators, guardians, attorneys-in-fact or others acting in a fiduciary or representative capacity of all rights and remedies relating to your Eligible Options.

By agreeing to the release, you agree that your Eligible Options, and all of your rights with respect to your Eligible Options, automatically terminate at the expiration time of the Offer. You retain, of course, your right to receive Replacement Restricted Shares on the terms and conditions described in this Offering Circular.

16.	If I accept the Offer, when will my Eligible Options be cancelled?

If you accept the Offer, your Eligible Options will be cancelled on the first business day following the Expiration Date. We expect that the cancellation date will be March 30, 2012. If the Expiration Date is extended, the cancellation date will be similarly extended.

DESCRIPTION OF TERMS AND CONDITIONS OF REPLACEMENT RESTRICTED SHARES

This section provides important information regarding the Replacement Restricted Shares to be granted as part of the Offer. The information in this section is qualified in its entirety by the more detailed information set forth in the Restricted Share Award Agreement that will evidence each grant of Replacement Restricted Shares and by the more detailed information set forth in our Share Incentive Plan.

17.	What will be the terms and conditions of the Replacement Restricted Shares?

The Replacement Restricted Shares will be granted under and subject to the terms and conditions of the Share Incentive Plan and the restricted share award agreement that will evidence your grant of Replacement Restricted Shares. If you accept the Offer, the restricted share award agreement that will evidence your grant of Replacement Restricted Shares will be substantially similar to the Restricted Share Award Agreement.

18.	When will the Replacement Restricted Shares be granted?

The Replacement Restricted Shares will be granted on the first business day after the Expiration Date, which is the same date that the Eligible Options that are tendered in the exchange will be cancelled. We expect that the grant date of the Replacement Restricted Shares will be March 30, 2012. If the Expiration Date is extended, then the grant date Replacement Restricted Shares will be similarly extended.

19.	If I accept the Offer, how many Replacement Restricted Shares will I be granted?

If you elect to participate in the Offer, for each Eligible Option you tender for exchange you will receive a number of Replacement Restricted Shares determined by multiplying the number of Shares underlying the Eligible Option you tender for exchange by the exchange ratio applicable to that option and rounding up to the nearest even whole number.

The exchange ratios selected for the Offer are intended to result in the issuance of Replacement Restricted Shares that, in the aggregate, have a fair value approximately equal to the fair value of the Eligible Options tendered in the exchange as calculated using the Black-Scholes valuation method. Black-Scholes is a mathematical formula used to calculate the theoretical present value of a share option using variables such as our Share price, exercise price, volatility and expected option term.

The exchange ratio applicable to an option is dependent on the expiration date of that option and the exercise price of that option, as set forth below.

Expiration Date	Exercise Price	Exchange Ratio
January 4, 2021	$0.36	0.3333:1
May 24, 2021	$0.45	0.3333:1

The exchange ratios above are expressed as the number of Replacement Restricted Shares you will receive in exchange : the number of Shares underlying an Eligible Option you tender.

The total number of Replacement Restricted Shares you will receive in exchange for a tendered Eligible Option will be determined by multiplying the number of Shares underlying the tendered Eligible Option by the applicable exchange ratio and rounding up to the nearest whole number. For example, if you exchanged an Eligible Option expiring on January 4, 2021 that entitled you purchase 100 Shares at an exercise price of $0.36 per Share, the exchange ratio applicable to your Eligible Option will be 0.3333 and you would receive 34 Replacement Restricted Shares.

20.	When will the Replacement Restricted Shares vest?

If you accept the Offer, each Replacement Restricted Share that you will be granted will vest and become exercisable on the same vesting schedule that applied to the corresponding cancelled Eligible Option. Therefore, if your Eligible Option was vested as to 25% of the Shares underlying that Eligible Option on the date it is cancelled, 25% of your Replacement Restricted Shares will also be vested (and the remaining 75% of the Restricted Replacement Shares will continue to vest on the same vesting schedule that applied to your cancelled Eligible Option). In addition, the Replacement Restricted Shares will be subject to the same termination of employment provisions that would have applied to the corresponding cancelled Eligible Options.

OTHER PROVISIONS; ADMINISTRATION

This section describes certain other aspects of the Offer, including the fact that the Offer does not confer any employment rights, and certain administrative information regarding the Offer.

21.	Does the Offer give me any rights to continued employment by Taomee?

No. If you are an employee of Taomee or any of its affiliates, the Offer does not have any effect on your employment status or give you any right to continued employment with Taomee or any of its affiliates.

22.	How do I make a claim for payment of other benefits I may be owed?

If you accept the Offer, you generally will not have to take any other action to receive the grant of Replacement Restricted Shares in exchange for your cancelled Eligible Options. If, however, you believe that you are being denied a benefit to which you are entitled, you should file a written request with Taomee. The request should include the reasons for your claim. Any written claim request should be sent to: Zoey Chang, 16/F, Building No. A-2, No. 1528 Gumei Road, Xuhui District, Shanghai 200233, People’s Republic of China.

23.	Who will administer and pay the costs of administering the Offer?

Taomee will make all administrative decisions regarding the Offer and the exchange of Eligible Options for Replacement Restricted Shares. Without limiting that authority, we have the authority, in our sole discretion, to determine all questions as to the form of documents and the validity, eligibility, and acceptance of any election to participate in the Offer. Our determination on these matters will be final and binding on all persons. We reserve the right to waive any condition of the Offer, but no such waiver shall operate as or be construed to be a subsequent waiver of the same provision or any other provision of the Offer. We are not obligated to give any notice of any defects or irregularities in Election Forms, nor will anyone incur any liability if you fail to return a valid Election Form.

You must pay the par value of $0.00002 per share of the Replacement Restricted Shares that you receive pursuant to the Offer and such payment must be made no later than the time you sell such Replacement Restricted Shares. We will pay the expenses of administering the Offer.

We will not retain, nor will we pay any fees or commissions for, any broker, dealer, or other person to solicit elections to accept the Offer and such payment must be made no later than the time you sell such Replacement Restricted Shares. Any such solicitation is prohibited.

24.	What is the price of our Shares?

Our ADSs are traded on the NYSE under the symbol “TAOM” and each ADS represents 20 Shares. On March 15, 2012, the closing price of our ADSs on the NYSE was $5.89. You should obtain current market quotations for our ADSs before deciding whether to participate in the Offer.

ADDITIONAL INFORMATION

If you have any questions with respect to the Offer, the Replacement Restricted Shares, or any other matters discussed in this Offering Circular, please contact Zoey Chang at the following address: zoey@taomee.com

TAOMEE HOLDINGS LIMITED FORM OF RESTRICTED SHARE AWARD AGREEMENT
Grant: _______ ordinary shares (“Restricted Shares”)	Name:
Signature:
Grant Date:

Effective on the Grant Date, you have been granted the number of Restricted Shares of Taomee Holdings Limited (the “Company”) for a consideration of US$0.00002 per share in accordance with the provisions of this Agreement and the provisions of the Taomee Holdings Limited 2010 Share Incentive Plan (the “Plan”), and subject to the restrictions, terms and conditions set forth therein.

Until vested, the Restricted Shares shall be subject to forfeiture (if the shares are unpaid) or repurchase by the Company for a price of US$0.00002 per share (if the shares are fully paid) in the event of your Termination of Service for any reason, whether such termination is occasioned by you or by the Company or any other Service Recipient, with or without cause or by mutual agreement. All Restricted Shares shall be forfeited or repurchased, as applicable, in the event your Termination of Service is for Cause, whether or not previously vested. “Cause” shall have the meaning as expressly defined in any then-effective written agreement regarding your employment with the Company and any Service Recipient, or in the absence of such then-effective written agreement and definition, is based on the determination of the Committee that you have: (i) performed an act or failure to perform any act in bad faith and to the detriment of the Company or any Service Recipient; (ii) engaged in dishonesty, intentional misconduct or material breach of any agreement with the Company or any Service Recipient; or (iii) commission of a crime involving dishonesty, breach of trust, or physical or emotional harm to any person.

Until vested, the Restricted Shares or any rights or interests therein are not transferable except by will or the laws of descent and distribution. Until the ordinary shares of the Company (“Shares”) are issued upon settlement of the Restricted Shares, you will not be deemed for any purpose to be, or have rights as, a Company shareholder by virtue of this Award. You are not entitled to any dividends paid with respect to the Restricted Shares and you are not entitled to vote any Restricted Shares.

The Restricted Shares shall vest and no longer be subject to the restrictions on transfer and forfeiture or repurchase (provided you have not incurred a Termination of Service) set forth in this Agreement as follows:

[ Subject to the terms of this Agreement, one-fourth (1/4) of the Restricted Shares (rounded down to the next whole number of Restricted Shares) shall vest on the first, second, third and fourth anniversaries of January 4, 2011.]

[Subject to the terms of this Agreement, one-fourth (1/4) of the Restricted Shares (rounded down to the next whole number of Restricted Shares) shall vest on the first, second, third and fourth anniversaries of May 24, 2011.]

[Subject to the terms of this Agreement, one-third (1/3) of the Restricted Shares (rounded down to the next whole number of Restricted Shares) shall vest on the first, second and third anniversaries of May 24, 2011. ]

If your employment is terminated by reason of death or Disability, then any Restricted Shares which otherwise would have vested within one year of your termination shall immediately vest and will no longer be subject to the restrictions of and forfeiture or repurchase under this Agreement. The Shares deliverable with respect to vested Restricted Shares will be delivered upon vesting.

In the event of the Termination of Service for any reason, whether such termination is occasioned by you or by the Company or any Service Recipient, or with or without Cause or by mutual agreement, your right to vest in the Restricted Shares under the Plan, if any, will terminate effective as of the earlier of: (i) the date that you give or are provided with written notice of Termination of Service, or (ii) if you are an employee of the Company or a Service Recipient, the date that you are no longer actively employed and physically present on the premises of the Company or any Service Recipient, regardless of any notice period or period of pay in lieu of such notice required under any applicable statute or the common law (each, the “Notice Period”). For greater clarity, you have no rights to vest in the Restricted Shares during the Notice Period.

The Company shall cause the Restricted Shares to either (i) be issued and a certificate or certificates representing the Restricted Shares to be registered in your name, or (ii) be held in book entry form promptly upon execution of this Agreement. If a certificate is issued, it shall be delivered to and held in custody by the Company until the applicable restrictions lapse at the times specified above, or such Restricted Shares are forfeited or purchased. If issued, each such certificate will bear the following legend:

THE SHARES REPRESENTED BY THIS CERTIFICATE ARE SUBJECT TO FORFEITURE OR REPURCHASE AND THE TRANSFERABILITY OF THIS CERTIFICATE AND THE ORDINARY SHARES REPRESENTED HEREBY ARE SUBJECT TO THE RESTRICTIONS, TERMS AND CONDITIONS (INCLUDING RESTRICTIONS AGAINST TRANSFER) CONTAINED IN THE TAOMEE HOLDINGS LIMITED 2010 SHARE INCENTIVE PLAN AND A RESTRICTED SHARE AWARD AGREEMENT DATED [            ,             ], ENTERED INTO BETWEEN THE REGISTERED OWNER OF SUCH SHARES AND TAOMEE HOLDINGS LIMITED. A COPY OF THE AGREEMENT IS ON FILE IN THE OFFICE OF THE SECRETARY OF TAOMEE HOLDINGS LIMITED, WITH ITS REGISTERED OFFICE AT THE OFFICES OF MAPLES CORPORATE SERVICES LIMITED, PO BOX 309, UGLAND HOUSE, GRAND CAYMAN, KY1-1104, CAYMAN ISLANDS.

If a certificate is issued, then following the vesting of any of your Restricted Shares, the Company will cause to be issued and delivered to you a new certificate evidencing such Restricted Shares, free of the legend provided above. If your Restricted Shares are held in book form, the Company will cause any restrictions noted on the book form to be removed.

The Company has the authority to deduct or withhold, or require you to remit to the Company, an amount sufficient to satisfy all applicable taxes (including the Participant’s obligation) required by law to be withheld with respect to any taxable event arising from this award of Restricted Shares. You may satisfy your tax obligation, in whole or in part, by either: (i) electing to have the Company withhold Shares otherwise to be delivered with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (ii) surrendering to the Company previously owned shares with a Fair Market Value equal to the minimum amount of the tax withholding obligation, (iii) withholding from other cash compensation, or (iv) paying the amount of the tax withholding obligation directly to the Company in cash.

Nothing in the Plan or this Agreement shall be interpreted to interfere with or limit in any way the right of the Company or any Service Recipient to terminate your employment or services at any time, nor confer upon you the right to continue in the employ or service of the Company or any Service Recipient.

You acknowledge and consent to the collection, use, processing and transfer of personal data as described in this paragraph. The Company and each Service Recipient hold certain personal information, including your name, home address and telephone number, date of birth, social security number or other employee tax identification number, salary, nationality, job title, any shares awarded, cancelled, purchased, vested, unvested or outstanding in your favor, for the purpose of managing and administering the Plan (“Data”). The Company or each of the Service Recipients will transfer Data to any third parties assisting the Company in the implementation, administration and management of the Plan. These recipients may be located in the European Economic Area, the People’s Republic of China or elsewhere such as the United States. You authorize them to receive, possess, use, retain and transfer the Data, in electronic or other form, for the purposes of implementing, administering and managing your participation in the Plan, including any requisite transfer of such Data as may be required for the administration of the Plan and/or the subsequent holding of shares on your behalf to a broker or other third party with whom you may elect to deposit any shares acquired pursuant to the Plan. You may, at any time, review Data, require any necessary amendments to it or withdraw the consent herein in writing by contacting the Company; however, withdrawing the consent may affect your ability to participate in the Plan.

Your participation in the Plan is voluntary. The value of the Restricted Shares is an extraordinary item of compensation outside the scope of your employment contract, if any. As such, the Restricted Shares are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end of service payments, bonuses, long-service awards, pensions or retirement benefits or similar payments unless specifically and otherwise provided. Rather, the awarding of Restricted Shares or any other Awards under the Plan represents a mere investment opportunity.

This Restricted Share Award is granted under and governed by the terms and conditions of the Plan. You acknowledge and agree that the Plan has been introduced voluntarily by the Company and in accordance with its terms it may be amended, cancelled, or terminated by the Company, in its sole discretion, at any time. The grant of Restricted Shares under the Plan is a one-time benefit and does not create any contractual or other right to receive an award of restricted shares, or benefits in lieu of restricted shares in the future. Future awards of restricted shares, if any, will be at the sole discretion of the Company, including, but not limited to, the timing of the award, the number of shares and vesting provisions. By execution of this Agreement, you consent to the provisions of the Plan and this Agreement.

Defined terms used herein shall have the meaning set forth in the Plan, unless otherwise defined herein.

Taomee Holdings Limited

By:

Its: